TRANSFER AGENCY AND SERVICES AGREEMENT

AGREEMENT, dated as of April 4, 2009 by and between each of the investment companies listed on Schedule A attached hereto, as amended from time to time (each a “Fund” and collectively the “Funds”) and each having its principal place of business as listed on Schedule A, as amended from time to time, and Boston Financial Data Services, Inc. (“Transfer Agent”), a Massachusetts corporation with principal offices at 2 Heritage Drive, North Quincy, MA 02171. Any references herein to “the Fund” are meant to encompass each applicable Fund or series thereof, as the context requires.

WITNESSETH

WHEREAS, each Fund is authorized to issue Shares in one or more separate series, with each such series representing interests in a separate portfolio of securities or other assets. Each such series is identified in Schedule A, as such schedule may be amended from time to time (each a “Portfolio”).

WHEREAS, each Fund desires to appoint Transfer Agent as its transfer agent, registrar, dividend disbursing agent and shareholder servicing agent with respect to each Class of each Fund or Portfolio and Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, each Fund and Transfer Agent agree as follows:

Article 1 Definitions

1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a) “Articles of Incorporation” shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of a Fund as the same may be amended from time to time.

(b) “Authorized Person” shall be any person, whether or not such person is an officer or employee of a Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in a written document that has been executed by the Secretary or the Assistant Secretary of the Fund and delivered to Transfer Agent from time to time.

(c) “Authorized Trading Person” shall be any person listed in Addendum A, as it may be amended by a Fund from time to time, who has been authorized by the Fund to instruct Transfer Agent pursuant to Section 10(c) of Schedule B to accept Fund transactions after the close of trading as provided in the Prospectus in good order and consistent with the Fund’s procedures for such trades.

(d) “Board Members” shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

(e) “Board of Directors” shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

(f) “Class” shall mean a class of shares of a Fund or Portfolio, as appropriate.

(g) “Commission” shall mean the Securities and Exchange Commission.

(h) “Custodian” refers to any custodian or subcustodian of securities and/or other property which a Fund or Portfolio may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

(i) “Data Access Services” shall have the meaning set out in Article 15.1 of this Agreement.

(j) “1934 Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

(k) “1940 Act” shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

(l) “Oral Instructions” shall mean instructions (including via electronic mail), other than Written Instructions, received by Transfer Agent from a person reasonably believed by Transfer Agent to be an Authorized Person or Authorized Trading Person, with subsequent Written Instructions confirming the instructions (as described below);

(m) “Proprietary Information” shall have the meaning set out in Article 15.1 of this Agreement.

(n) “Prospectus” shall mean the currently effective Fund or Portfolio Prospectus and Statement of Additional Information, including supplements thereto, if any, which has been filed under the Securities Act of 1933, as amended and the 1940 Act.

(o) “Shares” refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of a Fund or Portfolio as may be issued from time to time.

(p) “Shareholder” shall mean a holder of Shares of a Fund or Portfolio.

(q) “Service Accounts” shall have the meaning set out in Article 7.4 of this Agreement.

(r) “Written Instructions” shall mean (i) a written instruction signed by an Authorized Person or Authorized Trading Person, including manually executed originals and telefacsimile of a manually executed original or other process; (ii) trade instructions transmitted (and received by Transfer Agent) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier; and (iii) electronic mail from an Authorized Person or Authorized Trading Person in a format mutually acceptable to the parties to this Agreement.

Article 2 Appointment of Transfer Agent

2.1 Each Fund hereby appoints and constitutes Transfer Agent as transfer agent, registrar, dividend disbursing and shareholder servicing agent for Shares of the Fund. Transfer Agent accepts such appointment and agrees to perform the duties hereinafter set forth.

Article 3 Duties of Transfer Agent

3.1 Transfer Agent shall be responsible for:

(a) Administering and/or performing the customary services of a transfer agent and dividend disbursing agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Fund, as more fully described in the written schedule of Duties of Transfer Agent annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of each Fund, applicable laws, regulations and requirements of any governmental authority having jurisdiction over the Transfer Agent or the Fund with respect to the duties of the Transfer Agent hereunder, and the procedures established from time to time between the Fund and Transfer Agent.

(b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) under the 1934 Act a record of the total number of Shares of each Class of each Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Transfer Agent shall provide each Fund on a regular basis, at such intervals as the parties hereto shall agree to from time to time, with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund. Transfer Agent will comply with all requirements applicable to a transfer agent for a registered investment company, under the 1934 Act, 1940 Act or other state or federal securities laws, as applicable.

(c) Providing information or reports upon request to a Fund or the Fund’s Chief Compliance Officer, as necessary for the Chief Compliance Officer or Fund to comply with Rule 38a-1 under the 1940 Act.

3.2 “Blue Sky” Reporting. The Fund or its administrator shall identify to the Transfer Agent in writing the states and countries where the Shares of the Fund are registered or exempt, and the number of Shares of each Class registered for sale with respect to each state or country, as applicable. The Transfer Agent or any delegate will comply in all respects with the Written Instructions of the Fund or its administrator in connection with the identification of such states and countries, and the number of Shares of each Class registered for sale with respect to each state or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Fund or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation. The responsibility of the Transfer Agent for the Fund’s blue sky registration status is solely limited to the establishment of the parameters provided by the Fund or the administrator for the Blue Sky vendor’s system and the daily transmission of a file to such vendor showing sales of shares by Class in each state or country, in a format agreed upon with the Blue Sky vendor, in order that the vendor may provide reports to the Fund or the administrator for monitoring;

3.3 In addition to the duties set forth in Schedule B, Transfer Agent shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between a Fund and the Transfer Agent. The compensation for such other duties and functions shall be reflected in a written amendment to Schedule C and the duties and functions shall be reflected in an amendment to Schedule B, both dated and signed by authorized persons of the parties hereto.

3.4 It is understood and agreed that, with respect to the Funds listed on Schedule A hereto, the record of shareholder and share information related to accounts held by Primerica Clients shall be maintained by PNC Global Investment Servicing Inc. (“PNC”). In connection with providing complete shareholder information reporting to the Fund, PNC and Transfer Agent will each transmit information to the Fund for compiling. The parties will mutually agree to transmission procedures for communicating between PNC, the Fund, and Transfer Agent, and any changes thereto. In the event that the Fund, PNC or Transfer Agent receives regulatory, judicial or other similar requests for shareholder and share information, Transfer Agent agrees to cooperate with the Fund and PNC in responding to such inquiries.

Article 4 Delegation of Responsibilities

4.1 With respect to any Fund, Transfer Agent may delegate some or all of its duties under this Agreement to other parties that after reasonable inquiry Transfer Agent deems to be competent to assume such duties. In the event of any such delegation, Transfer Agent shall enter into a written agreement with the delegate in which the delegate will, among other things:

(a) agree to provide the services delegated to it in accordance with a written schedule of performance standards developed by Transfer Agent; and

(b) represent and warrant that it is duly registered as required under all federal and state securities laws.

In any such circumstance, the Transfer Agent will be responsible for the services of the delegates, as if the Transfer Agent were performing the services itself. With respect to the Funds formerly advised by affiliates of Citigroup (including the Legg Mason Partners Funds, CitiFunds, certain Western Funds or their successors), the Transfer Agent may not delegate any services to be provided to one or more of such Funds under this Agreement to Smith Barney Fund Management LLC, Salomon Brothers Asset Management, Inc., Citicorp Trust Bank, Citigroup Inc., Citigroup Global Markets Holdings or any of their affiliates or entities under common control with the aforementioned entities without prior written authorization from the Board of the applicable Fund.

Article 5 Recordkeeping and Other Information

5.1 Transfer Agent shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act and the rules thereunder. Transfer Agent shall prepare and maintain in complete and accurate form all books and records necessary for it to serve as transfer agent, registrar, dividend disbursing agent and related services agent to each Fund and Portfolio, including (a) all those records required to be prepared and maintained by a Fund under the 1934 Act, 1940 Act, by other applicable securities laws, rules and regulations and by state laws and (b) such books and records as are necessary for Transfer Agent to perform all of the services it agrees to provide in this Agreement and the appendices attached hereto.

5.2 Transfer Agent agrees that all records prepared or maintained by Transfer Agent pertaining to a Fund or relating to the services to be performed by Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with Articles 5 and 15, and will be surrendered promptly to the Fund on and in accordance with the Fund’s request. Each Fund and Authorized Person shall have access to such books and records in the possession or under control of Transfer Agent at all times during Transfer Agent’s normal business hours. Upon the reasonable request of a Fund, copies of any such books and records in the possession or under the control of Transfer Agent shall be provided by Transfer Agent to the Fund or to an Authorized Person. Upon reasonable notice by a Fund, Transfer Agent shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Fund, any agent or person designated by the Fund or any regulatory agency having authority over the Fund. Where applicable, such records shall be maintained by Transfer Agent for the period and in the places required by the 1940 Act or under other applicable securities laws.

5.3 In case of any requests or demands for the inspection of the Shareholder record of a Fund, Transfer Agent will notify the Fund of such request in a timely manner and secure Written Instructions as to the handling of such request. Transfer Agent reserves the right, however, to exhibit the Shareholder record to any person whenever it is advised by its counsel in good faith that it may be held liable for the failure to comply with such request in a timeframe that would not permit notice to the Funds and obtaining of Written Instructions, provided, however, Transfer Agent shall notify the applicable Fund in a timely manner after it has exhibited the Shareholder records.

Article 6 Fund Instructions

6.1 Transfer Agent will not be liable for its acting upon Written or Oral Instructions reasonably believed, in conformity with security procedures established by Transfer Agent and the Fund from time to time, to have been executed by an Authorized Person or Authorized Trading Person in accordance with the terms of this Agreement and the standard of care provided in Article 10, and Transfer Agent will not be held to have any notice of any change of authority of any person, including any Authorized Person or Authorized Trading Person, until receipt of a Written Instruction thereof from a Fund; provided, however, Transfer Agent will maintain procedures reasonably designed to promptly respond to changes in the identities of Authorized Persons and Authorized Trading Persons.

6.2 At any time, Transfer Agent may request Written Instructions from a Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Transfer Agent, provided that the Transfer Agent at its own expense communicates to the Fund such opinion of counsel to the Transfer Agent. Written Instructions requested by Transfer Agent will be provided by a Fund within a reasonable period of time.

6.3 Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of a Fund only if said representative is an Authorized Person or Authorized Trading Person.

Article 7 Compensation

7.1 Each Fund will compensate Transfer Agent or cause Transfer Agent to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule C and incorporated herein. Transfer Agent will transmit an invoice to a Fund as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule C, and the Fund will pay to Transfer Agent the amount of such invoice within thirty (30) days after the Fund’s receipt of the invoice.

7.2 In addition, each Fund agrees to pay, and will be billed separately for, reasonable out-of-pocket expenses incurred by Transfer Agent in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those unexpected and non-routine out-of-pocket expenses reasonably incurred by Transfer Agent in the performance of its obligations hereunder.

7.3 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C a revised fee schedule executed and dated by the parties hereto.

7.4 Transfer Agent shall establish certain accounts required to provide services under this Agreement that may produce investment returns for the Transfer Agent or the Fund (“Service Accounts”). The Fund and the Transfer Agent will enter into separate written agreements with respect to such Service Accounts.

Article 8 Representations and Warranties

8.1 Each Fund represents and warrants to Transfer Agent that:

(a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

(b) it is empowered under applicable laws and by its Articles of Incorporation and/or By-laws to enter into this Agreement;

(c) all corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into this Agreement;

(d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of the Fund, with respect to all Funds, Portfolios and Classes subject to this Agreement that are to be sold in transactions requiring such registration, is currently effective and will remain effective; and

(e) all Shares hereafter shall be issued in accordance with the terms of the Fund’s organizational documents and its Prospectus, and such Shares shall be validly issued, fully paid and non-assessable.

8.2 Transfer Agent represents and warrants to each Fund that:

(a) it is duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

(b) it is qualified to carry on its business in jurisdictions in which it is present;

(c) it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

(d) all corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into and perform this Agreement;

(e) it is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act, and such registration will remain in effect for the duration of this Agreement and Transfer Agent will promptly notify the Fund in the event of any material change in its status as a registered transfer agent; and

(f) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 9 Indemnification

9.1 The Transfer Agent shall not be responsible for, and the relevant Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (collectively referred to as “Losses”) arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or delegates required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, bad faith or willful misconduct and are not violations of applicable law or regulation pertaining to the manner transfer agency services are performed or not otherwise a breach of this Agreement (including the standard of care provided in Article 10);

(b) The reasonable reliance by the Transfer Agent or its agents or delegates upon, and any subsequent use of or action taken or omitted by the Transfer Agent or its agents or delegates pursuant to: (i) any Written Instructions of the Fund or any Authorized Person; or (ii) any paper or document, reasonably believed, in conformity with security procedures established by Transfer Agent and the Fund from time to time, to be genuine, authentic, or signed by an Authorized Person; unless, in each case, such Losses are due to the negligence of the Transfer Agent arising out of its failure to perform in accordance with procedures established with the Fund; or

(c) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (except to the extent that such violation resulted from the provision of information from the Transfer Agent or any delegate under Article 4.1 in contravention of the standard of care provided in Article 10, the Transfer Agent or such delegate received Written Instructions notifying it of the violation or determination or the Transfer Agent or such delegate failed to comply with the Written Instructions identifying the states and countries where the Shares of the Fund or the Portfolios are registered or exempt, and the number of Shares of each Class registered with respect to each state or country, as applicable).

(d) A material breach by the Fund of its obligations under this Agreement; or

(e) The negotiation and processing of any checks including without limitation for deposit into the Fund’s demand deposit account maintained by the Transfer Agent; provided, however, that the Fund’s obligation to indemnify the Transfer Agent shall only apply in the event that the Transfer Agent has acted in a commercially reasonable manner in negotiating and processing such checks, and such action was consistent with the standard of care contained in Article 10 of this Agreement and with the disclosure in the Fund’s Prospectus; provided further that the Transfer Agent agrees to work with the Fund to pursue available avenues with the depositing and/or originating bank, as appropriate, in order to mitigate the losses, wherever possible, related to such checks for which indemnification from the Fund may be sought, except to the extent that the parties agree otherwise with respect to Service Accounts.

9.2 A Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold each Fund harmless from and against any and all Losses arising out of or attributable to all actions of the Transfer Agent or its agents taken outside of the scope of this Agreement or caused by the Transfer Agent’s negligence, bad faith, willful misconduct or violations of applicable laws, regulations or requirements of any governmental authority having jurisdiction over the Transfer Agent or the Fund pertaining to the manner in which transfer agency services are performed or otherwise are a breach of this Agreement.

9.3 In any case in which a party hereto (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnifying Party shall be promptly advised of all pertinent facts concerning the situation in question. The Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party, except to the extent that the Indemnifying Party shall have been prejudiced by such failure. The Indemnified Party shall keep the Indemnifying Party advised with respect to all such developments concerning any claim, demand, action or suit or other proceeding (a “Claim”), which may be the subject of this indemnification. The Indemnifying Party shall have the option to participate with the Indemnified Party in defending against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent. The parties shall cooperate with each other in defense of any Claim. In no event will the Fund be liable for any settlement of any action or Claim effected without its prior written consent. The obligations of the parties hereto under this Article 9 shall survive the termination of this Agreement.

9.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 9 shall be a party’s sole and exclusive remedy for Claims or other actions or proceedings to which the other party’s indemnification obligations pursuant to this Article 9 may apply.

9.5 The Board Members of a Fund, its officers and Shareholders, or of any Portfolio thereof, shall not be liable for any obligations of the Fund, or any such Portfolio, under this Agreement, and Transfer Agent agrees that in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund or the particular Portfolio in settlement of such rights or Claims and not to such members of the Board, its officers or Shareholders. Transfer Agent further agrees that it will look only to the assets and property of a particular Portfolio of a Fund, should the Fund have established separate series, in asserting any rights or claims under this Agreement with respect to services rendered with respect to that Portfolio and will not seek to obtain settlement of such rights or claims from the assets of any other Portfolio of the Fund.

9.6 The Transfer Agent agrees to provide each Fund with certificates of its insurance coverage for errors and omissions insurance, fidelity bonds and electronic data processing coverages, and agrees to provide updated certificates annually or as requested by the Fund.

Article 10 Standard of Care

10.1 Transfer Agent shall provide its services as transfer agent in accordance with the applicable provisions of Section 17A under the 1934 Act. In performing the responsibilities delegated to it under this Agreement, Transfer Agent shall at all times act in good faith and agrees to exercise reasonable care, diligence and expertise of a transfer agent having responsibility for providing transfer agent services to investment companies registered under the 1940 Act, but shall not be liable for any damages arising out of Transfer Agent’s performance of or failure to perform its duties under this Agreement, except to the extent such damages arise out of the Transfer Agent’s own negligence, bad faith, willful misconduct or that of its employees, agents, representatives or delegates or violations of applicable laws, regulations or requirements of any governmental authority having jurisdiction over the Transfer Agent or the Fund pertaining to the manner in which transfer agency services are to be performed by Transfer Agent or otherwise are a breach of this Agreement. The amount of the Transfer Agent’s aggregate liability as to any term of this Agreement is limited to, and shall not exceed, the aggregate of the amounts received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds identified in Schedule A during the previous 24 months calculated from the date of the event causing liability. If a shorter period has passed since the effective date of this Agreement, an amount equal to that which would be paid during a full 24 month period will be calculated based on the average of the per month amounts paid during such shorter period. The Transfer Agent’s liability may arise from or in connection with this Agreement, or from all services under this Agreement provided or omitted to be provided during the term of this Agreement, whether in contract, or in tort, or otherwise. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent’s employees, agents, representatives or delegates or any intentional malevolent acts by the Transfer Agent’s employees, agents, representatives or delegates or reckless disregard or gross negligence in carrying out their duties. For purposes of this Article 10.1, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such act violates this Agreement and is likely to cause damage or harm.

Article 11 Consequential Damages

11.1 Notwithstanding anything in this Agreement to the contrary, neither Transfer Agent nor the Fund shall be liable to the other party for any consequential, special or indirect losses or damages which the party may incur or suffer by or as a consequence of the other party’s performance of the services provided hereunder. For avoidance of doubt, “as of” transaction losses for which the Transfer Agent is deemed responsible under the terms of mutually agreed upon written “as of” procedures (and subject to any limits which may be set forth in such procedures), shall be deemed direct damages for purposes of this Agreement and not consequential damages under this Article 11.

Article 12 Insurance

12.1 Transfer Agent shall maintain insurance coverage including, without limitation, errors and omissions, fidelity bond and electronic data processing coverages at levels of coverage consistent with those customarily maintained by other high quality transfer agents for registered investment companies. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund, Transfer Agent or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

Article 13 Security

13.1 Transfer Agent represents, warrants and agrees that it shall implement and maintain reasonable procedures and systems with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of a Fund’s blank checks, records and other data, and that Transfer Agent’s equipment, facilities and other property used in the performance of its obligations hereunder are and shall be reasonable and comply with all applicable laws, rules, regulations and governmental standards, and it will make such changes therein from time to time as in its reasonable judgment, or as reasonably requested by the Fund, are required for the secure performance of its obligations hereunder. Transfer Agent agrees to review and consider the implementation of any written safeguarding policy concerning the security, confidentiality and privacy of a Fund’s blank checks, records and other data, which policy may be changed from time to time. Transfer Agent shall review such systems and procedures on a periodic basis, and each Fund shall have reasonable access, consistent with the provisions of Article 15, to review these systems and procedures. In no event shall the Transfer Agent’s systems and procedures described in this Article 13.1 be less protective than those systems and procedures provided by the Transfer Agent to other registered investment companies.

Article 14 Disaster Recovery

14.1 Transfer Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for periodic backup of computer files and data with respect to a Fund and emergency use of electronic data processing equipment. In the event of equipment failures, Transfer Agent shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions caused by equipment failure.

14.2 Transfer Agent shall: (i) maintain a comprehensive business recovery plan that: (A) is not less protective than the plan provided to the Fund by the Transfer Agent as part of the Fund’s periodic review of its service providers; and (B) provides for sufficient recovery of its back office and administrative operations to enable Transfer Agent, within 24 hours or such other period as may be agreed upon in writing between the parties after any event necessitating the use of such plan to fulfill its obligations hereunder, and (ii) test such business recovery plan no less frequently than annually and upon request, the Fund may participate in such test. Upon request, the Transfer Agent shall provide the Fund with a letter assessing the most recent business continuity test results. Transfer Agent shall maintain, at a location other than its normal location, appropriate redundant facilities for operational back-up in the event of a power failure, disaster or other interruption. Transfer Agent shall back-up the Fund’s records maintained by Transfer Agent, and shall store the backup in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the records will be maintained intact and will enable Transfer Agent to perform the Services under this Agreement. In the event of a business disruption that materially impacts Transfer Agent’s provision of Services under this Agreement, Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

Article 15 Data Access

15.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party operation at the direction and under the control of Transfer Agent, but not the Fund-related data itself (“Data Access Services”), constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other such third party. Transfer Agent agrees that the underlying data concerning any Fund, Portfolio, Class or Shareholder is not Proprietary Information. In no event shall Proprietary Information be deemed confidential information of the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a) Use such programs and databases (i) solely on the Fund’s computers, (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

(d) Refrain from purposefully causing or allowing information other than Fund-related data transmitted from the Transfer Agent’s computer to the Fund’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Fund to have access only to Transfer Agent’s systems (apart from the underlying data concerning any Portfolio, Class or Shareholder) as agreed to between the Fund and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

15.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

15.3 The Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information as set forth in this Agreement is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

15.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. EXCEPT FOR WARRANTIES EXPRESSLY STATED HEREIN THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

15.5 If the transactions available to the Fund include the ability to originate Written Instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent and the Fund from time to time.

15.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 15. The obligations of this Article 15 shall survive any early termination of this Agreement pursuant to Article 16.1 of this Agreement.

Article 16 Term and Termination

16.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years from the date first stated above unless terminated pursuant to the provisions of this Section 16 or, with respect to any individual Fund, Portfolio or Class until the earlier liquidation and/or merger of such Fund, Portfolio or Class, as applicable, and thereafter shall automatically start a renewal term for successive annual periods ending on the anniversary of the date first written above, provided that it may be terminated by: (1) the Transfer Agent, Fund, Portfolio or Class at the end of any term upon written notice given at least 90 days prior to termination of the then-current term; or (2) by the applicable Fund, Portfolio or Class upon written notice to the Transfer Agent of material breach of this Agreement by the Transfer Agent, in which case the termination shall be effective as soon as practicable. For purposes of this Agreement, the merger, reorganization or liquidation of a Fund or Portfolio shall not be deemed a termination of the Agreement. The CUSIP fee with respect to such Fund or Portfolio shall cease on the date of such merger, reorganization or liquidation. Closed account fees and expenses related to that Fund or Portfolio will continue to apply until the Fund or Portfolio is purged from the system in accordance with applicable procedures.

16.2 In the event a termination notice is given by a Fund, the Fund shall provide to the Transfer Agent a resolution of the Board of Directors, certified by the Secretary of the Fund, designating a successor transfer agent or transfer agents. Upon any termination of services hereunder (whether as to only certain Funds or Portfolios or Classes or as to some or all of the services under this Agreement), the Transfer Agent shall take commercially reasonable steps, without additional compensation (except as provided below), to transfer the books and records and any other property of the applicable Fund (or Portfolio) held hereunder to a successor transfer agent, in a mutually agreed upon format, and to provide reasonable assistance and cooperation in connection with the transition, provided however, that such reasonable assistance and cooperation shall be limited to a period of one hundred and eighty (180) days from the notice of termination of this Agreement (or such longer period to which the Transfer Agent and the Fund may agree, including any period of post-termination services for the Fund or a Portfolio), under the terms that the parties may agree upon. At the request of the Fund, the Transfer Agent will provide up to 60 days of post-termination services. In the event of a termination, the Transfer Agent will convert the Fund’s TA2000 account records (including master history and sub-files) from the Transfer Agent’s system (a “Deconversion”) using standard DST file layouts (a “standard Deconversion”). The Fund may elect, at its expense, to use a non-DST file layout or require other custom programming with respect to the conversion of its TA2000 account records (a “non-standard Deconversion”). If the Fund makes such an election, the Fund shall provide the Transfer Agent with its conversion requirements. The Transfer Agent shall provide the Fund with a written estimate for approval of such non-standard Deconversion cost, based on the Fund’s specifications and the Transfer Agent’s standard rates in effect at the time, prior to the commencement of any Deconversion activity. If the Fund requests the movement or destruction of original source documentation then held by the Transfer Agent or its storage vendor or the conversion of proprietary AWD images, such costs shall be separate expenses paid by the Fund and are not part of the standard Deconversion.”

16.3 In the event of termination or non-renewal of this Agreement by the Fund, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal, (ii) which thereafter accrue for the period through and including the date of the Fund’s termination of the Agreement, and (iii) any such other agreed-upon post-termination fees. The Fund will not be responsible for any fees to Transfer Agent after the date of the Fund’s termination, liquidation, reorganization or merger unless the Fund requests the Transfer Agent to provide support services after such action and the Transfer Agent agrees to provide such services.

Article 17 Confidentiality/Privacy

17.1 The parties agree that any non-public information obtained hereunder concerning the other party is confidential and may not be disclosed to any other person without the consent of the other party, except as may be required on a need to know basis in connection with the provision of services hereunder to the parties’ auditors, consultants or agents or by applicable law or at the request of the Commission or other governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

Transfer Agent represents, warrants and agrees that it has adopted and implemented, and shall maintain policies and procedures that address administrative, technical and physical safeguards for the protection of customer information and records that are in compliance with Regulation S-P promulgated under the Gramm-Leach-Bliley Act of 1999 (“Regulation S-P”) and all other applicable laws, rules, regulations, and governmental standards and Transfer Agent represents, warrants and agrees that it will use Customer Information only in compliance with all of the following: (i) the provisions of this Agreement, including without limitation Article 17.2; (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time; and (iii) privacy laws and regulations applicable to the Fund’s and Transfer Agent’s business, including the Gramm-Leach-Bliley Act of 1999. When Transfer Agent disposes of customer records and information, Transfer Agent shall properly dispose of the customer records and information, including, without limitation, any electronic or physical copies in any form, by taking reasonable measures to protect against unauthorized access to or use of the records or information in connection with its disposal, as required by Regulation S-P and all applicable laws, rules, regulations and governmental standards, or as directed by each Fund. Transfer Agent agrees to review and consider the implementation of any written safeguarding policy concerning the security, confidentiality and privacy of customer records and information provided to it by each Fund, which may be amended from time to time. Transfer Agent shall be liable for its agents’, employees’, representatives’, and delegatees’ compliance with this Article 17.1, Article 17.2, and Article 14.

17.2 Information and records about the Fund’s customers is confidential and shall not be disclosed, sold, copied, or used in any way, except: (1) to carry out the terms of this Agreement; and (2) disclosure pursuant to law, rule, regulation or court or administrative order. Transfer Agent shall immediately notify and report to the applicable Fund any breach incident relating to Regulation S-P procedures, including without limitation, unauthorized access to customer records and information if Transfer Agent is or becomes aware of such breach incident or it would be reasonable to conclude that such breach incident likely occurred. If the Fund reasonably concludes that a breach has occurred, Transfer Agent shall take all necessary steps to determine the extent of the breach and shall cooperate fully and provide complete access to the Fund and its auditors in order for the Fund to expeditiously investigate the breach incident and implement any response program it deems appropriate. Transfer Agent shall use best efforts to work with the Fund to rectify any issues arising from the breach incident. Transfer Agent agrees that a breach of this Article 17.2 would irreparably damage the Funds and accordingly agree that the Funds are entitled, without bond or other security, to an injunction or injunctions to prevent or halt breaches of this Article 17.2.

Article 18 Force Majeure

18.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God ; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country ; (iii) any act or omission of the other party or any governmental authority ; (iv) any labor disputes beyond the reasonable control of such party ; or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment; except, in each case, to the extent that the non-performing party shall have failed to use its reasonable best efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage to the other party caused by such circumstances, or has not complied with the terms of Article 14. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable. This Article 18 shall not in any way limit Transfer Agent’s obligations under Article 14.

Article 19 Assignment

19.1 This Agreement may not be assigned or otherwise transferred by Transfer Agent with respect to a Fund, without the prior written consent of such Fund, which consent shall not be unreasonably withheld; provided, however, that Transfer Agent may, upon 90 days notice to the Fund, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary of Transfer Agent who meets all qualifications required of Transfer Agent under this Agreement and is qualified to act as such under the 1934 Act and 1940 Act. In any event, the assignment or transfer of this Agreement shall not relieve Transfer Agent of any of its duties or obligations under this Agreement.

Article 20 Notices

20.1 Any notice or other instrument authorized or required by this Agreement to be given in writing to a Fund or Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Funds:

Legg Mason Funds

100 Light Street

Baltimore, Maryland 21202

Attention: Legg Mason Investor Services

100 Light Street

Baltimore MD, 21202

Fax:

To Transfer Agent:

Boston Financial Data Services, Inc.

2 Heritage Drive – 8th Floor

North Quincy, MA 02171

Attention: Legal Department

Fax: 617 483-2490

Article 21 Governing Law

21.1 The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement.

Article 22 Counterparts

22.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 23 Captions

23.1 The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Article 24 Publicity

Neither a Fund nor Transfer Agent shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts under the circumstances to consult in advance with the other party.

Article 25 Relationship of Parties

25.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

25.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. For avoidance of doubt, the inclusion of the Fund’s distributor, Legg Mason Investor Services LLC (“LMIS”) under Schedule B, Section 9 of this Agreement does not, and shall not be deemed to, make LMIS a party to this Agreement or a third-party beneficiary hereunder. LMIS shall have no rights or benefits under this Agreement and the Transfer Agent shall have no liability to LMIS or to any other party on behalf of LMIS, for any actions performed or omitted to be performed under this Agreement.

Article 26 Entire Agreement; Severability

26.1 This Agreement, including Schedules and Exhibits hereto and any agreed-upon procedures referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by the party affected. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

26.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this Article 26.2, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article 27 Customer Identification Program Notice

27.1 To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of Transfer Agent’s affiliates are financial institutions, and Transfer Agent may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number. Transfer Agent may also ask (and may have already asked) for additional identifying information, and Transfer Agent may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

Each of the Investment Companies Listed On Schedule A Hereto,

Each of Which Is Acting On Its Own Behalf And

Not On Behalf Of Any Other Investment Company

BARRETT OPPORTUNITY FUND, INC.

By:	/s/ Robert Milnamow

LEGG MASON PARTNERS EQUITY TRUST

By:	/s/ R. Jay Gerken

LEGG MASON PARTNERS VARIABLE EQUITY TRUST

By:	/s/ R. Jay Gerken

LEGG MASON PARTNERS INCOME TRUST

By:	/s/ R. Jay Gerken

LEGG MASON PARTNERS INSTITUTIONAL TRUST

By:	/s/ R. Jay Gerken

LEGG MASON PARTNERS MONEY MARKET TRUST

By:	/s/ R. Jay Gerken

LEGG MASON PARTNERS PREMIUM MONEY MARKET TRUST

By:	/s/ R. Jay Gerken

LEGG MASON PARTNERS VARIABLE INCOME TRUST

By:	/s/ R. Jay Gerken

LEGG MASON CHARLES STREET TRUST, INC.

By:	/s/ R. Jay Gerken

LEGG MASON GROWTH TRUST, INC.

By:	/s/ R. Jay Gerken

LEGG MASON GLOBAL TRUST, INC.

By:	/s/ R. Jay Gerken

LEGG MASON INCOME TRUST, INC.

By:	/s/ R. Jay Gerken

LEGG MASON INVESTMENT TRUST, INC.

By:	/s/ R. Jay Gerken

LEGG MASON INVESTORS TRUST, INC.

By:	/s/ R. Jay Gerken

LEGG MASON LIGHT STREET TRUST, INC.

By:	/s/ R. Jay Gerken

LEGG MASON SPECIAL INVESTMENT TRUST, INC.

By:	/s/ R. Jay Gerken

LEGG MASON TAX-FREE INCOME FUND

By:	/s/ R. Jay Gerken

LEGG MASON VALUE TRUST, INC.

By:	/s/ R. Jay Gerken

WESTERN ASSET FUNDS, INC.

By:	/s/ R. Jay Gerken

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ George Costas

SCHEDULE A

LIST OF FUNDS AND PORTFOLIOS AND PRINCIPAL PLACES OF BUSINESS

Funds	Portfolios	Principal Place of Business
Barrett Opportunity Fund, Inc.		55 Water Street New York, N.Y. 10041

Legg Mason Partners Equity Trust		55 Water Street New York, N.Y. 10041

Legg Mason Partners 130/30 U.S. Large Cap Equity Fund

Legg Mason Partners Aggressive Growth Fund

Legg Mason Partners All Cap Fund

Legg Mason Partners Appreciation Fund

Legg Mason Partners Capital and Income Fund

Legg Mason Partners Capital Fund

Legg Mason Partners Convertible Fund

Legg Mason Partners Diversified Large Cap Growth Fund

Legg Mason Partners Dividend Strategy Fund

Legg Mason Partners Emerging Markets Equity Fund

Legg Mason Partners Equity Fund

Legg Mason Partners Equity Income Builder Fund

Legg Mason Partners Financial Services Fund

Legg Mason Partners Fundamental Value Fund

Legg Mason Partners Global Equity Fund

Legg Mason Partners International All Cap Opportunity Fund

Legg Mason Partners Investors Value Fund

Legg Mason Partners Large Cap Growth Fund

Legg Mason Partners Lifestyle Allocation 30%

Legg Mason Partners Lifestyle Allocation 50%

Legg Mason Partners Lifestyle Allocation 70%

Legg Mason Partners Lifestyle Allocation 85%

Legg Mason Partners Lifestyle Allocation 100%

Legg Mason Partners Lifestyle Income Fund

Legg Mason Partners Mid Cap Core Fund

Legg Mason Partners S&P 500 Index Fund

Legg Mason Partners Small Cap Core Fund

Legg Mason Partners Small Cap Growth Fund

Legg Mason Partners Small Cap Value Fund

Legg Mason Partners Social Awareness Fund

Legg Mason Partners Target Retirement 2015

Legg Mason Partners Target Retirement 2020

Legg Mason Partners Target Retirement 2025

Legg Mason Partners Target Retirement 2030

Legg Mason Partners Target Retirement 2035

Legg Mason Partners Target Retirement 2040

Legg Mason Partners Target Retirement 2045

Legg Mason Partners Target Retirement 2050

Legg Mason Partners Target Retirement Fund

Legg Mason Partners U.S. Large Cap Equity Fund

Legg Mason Permal Tactical Allocation Fund

Legg Mason Partners Variable Equity Trust		55 Water Street New York, N.Y. 10041

Legg Mason Partners Variable Aggressive Growth Portfolio

Legg Mason Partners Variable Appreciation Portfolio

Legg Mason Partners Variable Capital and Income Portfolio

Legg Mason Partners Variable Capital Portfolio

Legg Mason Partners Variable Dividend Strategy Portfolio

Legg Mason Partners Variable Equity Index Portfolio

Legg Mason Partners Variable Fundamental Value Portfolio

Legg Mason Partners Variable Global Equity Portfolio

Legg Mason Partners Variable International All Cap Opportunity Portfolio

Legg Mason Partners Variable Investors Portfolio

Legg Mason Partners Variable Large Cap Growth Portfolio

Legg Mason Partners Variable Lifestyle Allocation 50%

Legg Mason Partners Variable Lifestyle Allocation 70%

Legg Mason Partners Variable Lifestyle Allocation 85%

Legg Mason Partners Variable Mid Cap Core Portfolio

Legg Mason Partners Variable Small Cap Growth Portfolio

Legg Mason Partners Variable Social Awareness Portfolio

Legg Mason Partners Income Trust		55 Water Street New York, N.Y. 10041

Legg Mason Partners Adjustable Rate Income Fund

Legg Mason Partners California Municipals Fund

Legg Mason Partners Core Bond Fund

Legg Mason Partners Core Plus Bond Fund

Legg Mason Partners Corporate Bond Fund

Legg Mason Partners Global High Yield Bond Fund

Legg Mason Partners Global Inflation Management Fund

Legg Mason Partners Government Securities Fund

Legg Mason Partners High Income Fund

Legg Mason Partners Intermediate Maturity California Municipals Fund

Legg Mason Partners Intermediate Maturity New York Municipals Fund

Legg Mason Partners Intermediate-Term Municipals Fund

Legg Mason Partners Managed Municipals Fund

Legg Mason Partners Massachusetts Municipals Fund

Legg Mason Partners Municipal High Income Fund

Legg Mason Partners New Jersey Municipals Fund

Legg Mason Partners New York Municipals Fund

Legg Mason Partners Oregon Municipals Fund

Legg Mason Partners Pennsylvania Municipals Fund

Legg Mason Partners Short Duration Municipal Income Fund

Legg Mason Partners Short-Term Bond Fund

Legg Mason Partners Strategic Income Fund

Western Asset Emerging Markets Debt Portfolio

Western Asset Global High Yield Bond Portfolio

Legg Mason Partners Institutional Trust		55 Water Street New York, N.Y. 10041

Citi Institutional Cash Reserves

Citi Institutional Enhanced Income Fund

Citi Institutional Liquid Reserves

Citi Institutional Tax Free Reserves

Citi Institutional U.S. Treasury Reserves

SMASh Series C Fund

SMASh Series EC Fund

SMASh Series M Fund

Western Asset Institutional Government Money Market Fund

Western Asset Institutional Money Market Fund

Western Asset Institutional Municipal Money Market Fund

Legg Mason Partners Money Market Trust		55 Water Street New York, N.Y. 10041
Citi California Tax Free Reserves

Citi Cash Reserves

Citi Connecticut Tax Free Reserves

Citi New York Tax Free Reserves

Citi Tax Free Reserves

Citi U.S. Treasury Reserves

Western Asset AMT Tax Free Money Market Fund

Western Asset California Municipal Money Market Fund

Western Asset Government Money Market Fund

Western Asset Massachusetts Municipal Money Market Fund

Western Asset Money Market Fund

Western Asset Municipal Money Market Fund

Western Asset New York Municipal Money Market Fund

Legg Mason Partners Premium Money Market Trust		55 Water Street New York, N.Y. 10041

Citi Premium Liquid Reserves

Citi Premium U.S. Treasury Reserves

Legg Mason Partners Variable Income Trust		55 Water Street New York, N.Y. 10041

Legg Mason Partners Variable Adjustable Rate Income Portfolio

Legg Mason Partners Variable Diversified Strategic Income Portfolio

Legg Mason Partners Variable Global High Yield Bond Portfolio

Legg Mason Partners Variable High Income Portfolio

Legg Mason Partners Variable Money Market Portfolio

Legg Mason Partners Variable Strategic Bond Portfolio

Legg Mason Charles Street Trust, Inc.		100 Light Street Baltimore, MD 21202

Batterymarch U.S. Small Capitalization Equity Portfolio

Global Opportunities Bond Fund

Legg Mason Growth Trust, Inc.		100 Light Street Baltimore, MD 21202

Legg Mason Growth Trust

Legg Mason Global Trust, Inc.		100 Light Street Baltimore, MD 21202

Legg Mason International Equity Trust

Legg Mason Emerging Markets Trust

Legg Mason Income Trust, Inc.		100 Light Street Baltimore, MD 21202

Legg Mason Limited Duration Bond Portfolio

Legg Mason Investment Grade Income Portfolio

Legg Mason Investment Trust, Inc.		100 Light Street Baltimore, MD 21202

Legg Mason Opportunity Trust

Legg Mason Investors Trust, Inc.		100 Light Street Baltimore, MD 21202

Legg Mason American Leading Companies Trust

Legg Mason U.S. Small-Capitalization Value Trust

Legg Mason Light Street Trust, Inc.		100 Light Street Baltimore, MD 21202

Legg Mason Classic Valuation Fund

Legg Mason Special Investment Trust, Inc.		100 Light Street Baltimore, MD 21202

Legg Mason Special Investment Trust

Legg Mason Tax-Free Income Fund		100 Light Street Baltimore, MD 21202

Legg Mason Maryland Tax-Free Income Trust

Legg Mason Value Trust, Inc.		100 Light Street Baltimore, MD 21202

Legg Mason Value Trust

Western Asset Funds, Inc.		385 East Colorado Boulevard Pasadena, CA 91101

Western Asset Absolute Return Portfolio

Western Asset Core Bond Portfolio

Western Asset Core Plus Bond Portfolio

Western Asset Enhanced Equity Portfolio

Western Asset Global Strategic Income Portfolio

Western Asset High Yield Portfolio

Western Asset Inflation Indexed Plus Bond Portfolio

Western Asset Intermediate Bond Portfolio

Western Asset Intermediate Plus Bond Portfolio

Western Asset Limited Duration Bond Portfolio

Western Asset Non-U.S. Opportunity Bond Portfolio

SCHEDULE B

DUTIES OF TRANSFER AGENT

1. Shareholder Information. Transfer Agent or its agent shall maintain a record of the number of Shares held by each holder of record which shall include name, address, taxpayer identification number and which shall indicate whether such Shares are held in certificated or uncertificated form.

2. Shareholder Services. Transfer Agent or its agent will investigate all inquiries from Shareholders of a Fund relating to Shareholder accounts and will respond to all communications from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Transfer Agent and a Fund. Transfer Agent shall provide each Fund with reports concerning Shareholder inquires and the responses thereto by Transfer Agent, in such form and at such times as are agreed to by the Fund and Transfer Agent.

3. Share Certificates.

(a) For any Fund that issues Share certificates, at the expense of each Fund, Transfer Agent or its agent shall be supplied with an adequate supply of blank share certificates to meet Transfer Agent’s or its agent's requirements therefor. Such Share certificates shall be properly signed by facsimile. Each Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, Transfer Agent or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

(b) With respect to each Fund with outstanding Share certificates, Transfer Agent or its agent shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by Transfer Agent or its agent of properly executed affidavits and lost certificate bonds, in forms satisfactory to Transfer Agent or its agent, with the Fund and Transfer Agent or its agent as obligees under the bond.

(c) With respect to each Fund that issues Share certificates, Transfer Agent or its agent shall also maintain a record of each certificate issued, the number of Shares represented thereby and the holder of record. With respect to Shares held in open accounts or uncertificated form, i.e., no certificate being issued with respect thereto, Transfer Agent or its agent shall maintain comparable records of the record holders thereof, including their names, addresses and taxpayer identification number. Transfer Agent or its agent shall further maintain a stop transfer record on lost and/or replaced certificates.

(d) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, Transfer Agent shall cancel outstanding certificates surrendered by a Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

4. Mailing Communications to Shareholders; Proxy Materials. As requested by a Fund, Transfer Agent or its agent will address and mail to Shareholders of the Fund, as disclosed on Transfer Agent’s books and records for the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders and provide such other related services as may be requested by the Fund by Written Instruction. Transfer Agent will provide any other assistance reasonably requested by a Fund in coordinating with a mailing agent for a Fund. Transfer Agent will assist each Fund with consolidating shareholder mailings in accordance with householding practices that are consistent with applicable SEC guidance and regulations.

5. Sales of Shares

(a) Suspension of Sale of Shares. Transfer Agent or its agent shall not be required to issue any Shares of a Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of Transfer Agent or its agent to rely on such Written Instructions or official notice.

(b) Returned Checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, Transfer Agent or its agent will: (i) give prompt notice of such return to the relevant Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as Transfer Agent may from time to time deem appropriate.

(c) Purchase of Shares. Transfer Agent shall issue and credit an account of an investor, in the manner described in a Fund’s Prospectus, once it receives:

(i) A purchase order or other purchase information;

(ii) Proper information to establish a Shareholder account; and

(iii) Confirmation of receipt or crediting of funds.

(iv) Receipt of checks or funds from a check drawn from a customer account pursuant to Written Instructions from the Fund with respect to check processing.

6. Exchange, Transfer and Redemption

(a) Transfer Agent or its agent shall process all requests to transfer or redeem Shares in accordance with the transfer or redemption procedures set forth in each Fund's Prospectus and in accordance with agreed-upon procedures.

(i) Broker-Dealer and other Intermediary Accounts.

When a broker-dealer or other authorized intermediary notifies Transfer Agent of a redemption desired by a customer, and a Fund’s or Portfolio’s Custodian has provided Transfer Agent with funds, Transfer Agent shall (a) transfer by Fedwire or other agreed upon electronic means such redemption payment to the broker-dealer or other intermediary for the credit to, and for the benefit of, the customer’s account or (b) shall prepare and send a redemption check to the broker-dealer or other intermediary, made payable to the broker-dealer or other intermediary on behalf of its customer.

(ii) Fund-Only Accounts.

If Shares (or appropriate instructions) are received in proper form, at a Fund’s request Shares may be redeemed before the funds are provided to Transfer Agent from the Custodian. If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides Transfer Agent with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

(a) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or

(b) transfer authorizations are signed by the recordholder when Shares are held in book-entry form.

(b) Transfer Agent or its agent will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as Transfer Agent or its agent reasonably may deem necessary.

(c) Transfer Agent or its agent reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Transfer Agent or its agent also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which Transfer Agent or its agent, in its reasonable good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

(d) When Shares are redeemed, Transfer Agent or its agent shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and each Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by Transfer Agent or its agent reflecting outstanding Shares of each Fund and Shares attributed to individual accounts.

(e) Transfer Agent or its agent shall, upon receipt of the moneys paid to it by the Custodian for the repurchase of Shares, pay such moneys as are received from the Custodian, all in accordance with the procedures described in the Written Instruction received by Transfer Agent or its agent from the Fund or the procedures described in the Fund’s Prospectus for processing a shareholder request if no Written Instructions are received from the Fund.

(f) Transfer Agent or its agent shall not process or effect any repurchase with respect to Shares of a Fund after receipt by Transfer Agent or its agent of notification of the suspension of the determination of the net asset value of the Fund.

7. Dividends

(a) Upon the declaration of each dividend and each capital gains or other distribution by the Board of Directors of a Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to Transfer Agent or its agent a Written Instruction, setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the record date, the date of payment thereof, and the amount payable per Share. Such payment will be made in cash or additional Shares, at the election of each Shareholder, in accordance with the Fund’s or Portfolio’s Prospectus.

(b) On or before the payment date specified in such resolution of the Board of Directors, a Fund will provide Transfer Agent with sufficient cash to make payment to the Shareholders of record as of such payment date.

(c) If Transfer Agent or its agent does not receive sufficient cash from a Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, Transfer Agent or its agent will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to Transfer Agent or its agent.

(d) Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax law or other laws, rules or regulations. Transfer Agent shall mail to a Fund’s shareholders and the IRS and other appropriate taxing authorities such tax forms, or permissible substitute forms, and other information relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation within the time required thereby.

Transfer Agent shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends and distributions above a stipulated amount paid by the Fund to its Shareholders as required by tax or other law, rule or regulation.

8. Lost Shareholders. Transfer Agent shall perform such services as are required in order to comply with Rules 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to those set forth below. Transfer Agent may, in its sole discretion, use the services of a third party to perform some or all of such services.

(a) documentation of electronic search policies and procedures;

(b) execution of required searches;

(c) creation and mailing of confirmation letters;

(d) taking receipt of returned verification forms;

(e) providing confirmed address corrections in batch via electronic media;

(f) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(g) preparation and submission of data required under the Lost Shareholder Rule.

9. Anti-Money Laundering/OFAC Compliance.

(a) Each of the Funds and LMIS is subject to certain anti-money laundering (“AML”) requirements pursuant to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the regulations promulgated thereunder (collectively, the “Act”). Transfer Agent shall comply with mutually agreed upon procedures to: implement the Fund’s and LMIS’ Anti-Money Laundering (“AML”) and Customer Identification (“CIP”) Programs, including cash and cash equivalent procedures; screen account names and addresses against the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN list”) and list of embargoed countries; respond to requests for information from the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) pursuant to Section 314(a) of the USA PATRIOT Act submitted to Transfer Agent by the Fund; file Suspicious Activity Reports (“SARs”), as necessary, on behalf of the Fund; and perform such other anti-money laundering functions as agent of the Fund, as provided herein.

(b) Delegation. Each of the Funds and LMIS has developed and implemented a written anti-money laundering program (the “AML Program”) which is designed to satisfy the Act’s requirements. Pursuant to the Act, a mutual fund can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent. Each Fund and LMIS is desirous of having Transfer Agent perform certain delegated duties pursuant to the AML Program and Transfer Agent accepts such delegation.

(c) Limitation on Delegation. The Fund and LMIS acknowledge and agree that in accepting the delegation hereunder, Transfer Agent is agreeing to perform only those duties that have been expressly delegated in this Section 9 (the “Delegated Duties”), as may be amended from time to time (including any mutually agreed-upon procedures), and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund and LMIS with the Act or for any other matters that have not been delegated hereunder. Additionally, the parties and LMIS acknowledge and agree that Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Fund for which the Transfer Agent maintains the applicable shareholder information. In connection with the latter, the Fund and LMIS acknowledge that there are certain types of accounts, e.g., “broker controlled” accounts, whereby Transfer Agent receives shareholder and transactional information through industry mandated or customized transmissions that preclude Transfer Agent from providing part or all of these services. Transfer Agent will inform the Fund and LMIS of intermediaries or types of accounts for which it may not perform any of the services contemplated in this Section 9. The Fund and LMIS further acknowledge and agree that the Transfer Agent will not be performing the Delegated Duties with respect to any shares for which LMIS acts as distributor or broker-dealer other than shares of the Fund for which the Transfer Agent maintains the applicable shareholder information for the Fund under this Agreement.

(d) Transfer Agent shall perform the following key functions:

(1) Screen Shareholder accounts maintained by the Transfer Agent against OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”) and the OFAC maintained sanctions programs (the “Sanctions Programs”), as described in paragraph (f) of this Section 9.

(2) Verify customer identification based on particular identifying data elements pursuant to regulations issued under Section 326 of the Act.

(3) Review incoming and outgoing wire activity and other transactions to detect the suspicious movement of monies, and file suspicious activity reports, as necessary.

(4) Comply with restrictions on payment methods accepted for purchase of fund shares (e.g., no cash or cash equivalents, third-party check restrictions, etc.).

(5) Review account opening documentation and check payments for various “red flags” that are indicators of fraudulent or suspicious activity.

(6) Establish and implement policies, procedures and to cause the Transfer Agent to perform the AML functions delegated herein to the Transfer Agent as agent of the Fund and LMIS, as appropriate, and in furtherance of the Act and regulations (the “Transfer Agent’s AML Policies”).

(7) Designate an individual or individuals responsible for implementing and monitoring the Transfer Agent’s AML Policies.

(8) Train all Transfer Agent employees with respect to the Transfer Agent’s AML Policies in a manner consistent with Section 352 of the Act.

(9) Provide for testing of the Transfer Agent’s AML Policies by independent personnel or by a qualified outside party.

(10) Provide documentation to the Fund of Transfer Agent’s compliance with items 6, 7, 8 and 9 of Section 9(d) of this Schedule B.

(11) Promptly notify the Fund’s Chief AML Compliance Officer in writing of any material changes to the Transfer Agent’s AML Policies.

(12) Provide the Fund’s Chief AML Compliance Officer with all internal or external reports on the testing of the Transfer Agent’s AML Policies upon request.

(13) Develop and maintain a program with respect to applicable identity theft regulatory requirements (the “Red Flags Rules”). Transfer Agent’s program shall include policies, procedures and controls which are reasonably designed to detect violations of the Red Flag Rules. Transfer Agent agrees to report any such violations to the applicable Fund in accordance with the Red Flag Rules and to provide annual certification to each Fund with respect to its program and controls.

(e) Consent to Examination. In connection with the performance by Transfer Agent of the Delegated Duties, Transfer Agent understands and acknowledges that the Fund and LMIS remain responsible for assuring compliance with the Act and that the records Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice, requested records and information for review by such examiners.

(f) Additional Delegated Duties

(1) Consistent with the services provided by Transfer Agent and with respect to the ownership of shares in a Fund for which Transfer Agent maintains the applicable shareholder information, Transfer Agent shall, on behalf of each Fund and LMIS:

(i) Compare Transfer Agent’s database of Fund investor names and personal information against the OFAC SDN list and list of embargoed countries and consult with the Fund regarding appropriate action with respect to any possible or verified matches; new accounts and account changes shall be screened daily against such lists by a Transfer Agent compliance specialist and the entire database shall be screened each time the OFAC list is updated or when the Fund submits a FinCEN Section 314(a) Information Request to the Transfer Agent;

(ii) Compare alternate payee standing instructions against the OFAC SDN list and list of embargoed countries and consult with the Fund and LMIS regarding appropriate action with respect to any possible or verified matches;

(iii) Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

(iv) Review wires sent pursuant to banking instructions other than those on file with Transfer Agent against OFAC SDN list;

(v) Review accounts with small balances followed by large purchases;

(vi) Review accounts with frequent activity within a specified date range followed by a large redemption;

(vii) On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(viii) Monitor and track cash equivalents (as defined by the applicable regulations) under $10,000 received by the Fund for a rolling twelve-month period to determine whether an aggregate amount received in two or more related transactions has exceeded $10,000; file IRS/FinCEN Form 8300 (Report of Cash Payments Over $10,000 Received in a Trade or Business), as necessary; prepare and issue annual notices for the corresponding Shareholder accounts as required by applicable IRS/FinCEN rules; and provide copies of Forms 8300 and related Shareholder notices to the Fund.

(ix) Determine, in coordination with the Fund’s Chief AML Compliance Officer or his or her delegate (“AML Officer”) and, where appropriate, LMIS’ chief AML compliance officer, whether a SAR should be filed pursuant to regulations applicable to mutual funds; prepare and file the appropriate SAR Form with FinCEN, and maintain documents supporting the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; maintain the confidentiality of each SAR and its supporting information and share such SAR and information only to the extent permitted by applicable law; notify the Fund and, where appropriate, LMIS if any further communication is received from U.S. Department of the

Treasury or other authorized law enforcement agencies regarding the SAR; and reasonably cooperate and assist the Fund and LMIS in responding to inquiries from FinCEN regarding a SAR.

(x) Undertake reviews of the Fund’s records of accounts and transactions maintained by Transfer Agent on behalf of the Fund to respond to Section 314(a) Information Requests received by the Fund and transmitted to Transfer Agent; provide the Fund with documents/information necessary to respond to such requests within the time frame required by applicable law; and

(xi) In accordance with applicable law and the procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties) (i) verify the identity of any person seeking to open an account with the Fund, (ii) maintain records of the information used to verify the person’s identity and (iii) determine whether the person appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators.

(2) In the event that Transfer Agent detects activity as a result of the foregoing procedures which necessitates the filing by Transfer Agent of a SAR, a Form 8300, or other similar report or notice to OFAC, Transfer Agent shall promptly notify the Fund and consult with the Fund’s AML Officer and LMIS’ chief AML compliance officer regarding the appropriate steps.

(g) CIP Services. To enable the Fund and LMIS to comply with its CIP pursuant to regulations issued under Section 326 of the Act, Transfer Agent shall perform the following functions:

(1) Implement procedures under which new accounts in the Fund are not established unless Transfer Agent has first obtained the name, date of birth (for natural persons only), address, and government-issued identification number as described in 31 CFR §103.131(b)(2)(i)(A)(4) (collectively, the “Data Elements”) from each corresponding Customer (as defined in 31 CFR §103.131).

(2) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or within a reasonable time (generally not in excess of thirty days) after each corresponding new account is opened. In compliance with CIP regulations, methods shall consist of non-documentary methods (for which Transfer Agent may use unaffiliated information vendors to assist with such verifications, providing that (i) Transfer Agent’s contract with such vendor requires the vendor to keep and maintain the confidentiality of any information provided by or obtained about a Customer and (ii) Transfer Agent has and continues to form a reasonable belief that such vendors will maintain the confidentiality of any information so described in (i)) or documentary methods, both of which Transfer Agent believes will meet the minimum requirements to comply with 31 CFR §103.131, and may include procedures under which Transfer Agent personnel conduct additional research to attempt to reasonably verify the identity of Customers who were not verified by Transfer Agent’s initial attempt.

(3) Determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of Treasury in consultation with the federal functional regulators.

(4) Record the Data Elements in an electronic repository (or other manner that satisfies the applicable regulations and allows for reasonably easy and prompt retrieval of the Data Elements) designed for this purpose and maintain records relating to verification of new Customers consistent with 31 CFR §103.131(b)(3).

(5) Report regularly to the Fund’s AML Officer about measures taken, results obtained and Customers for which identities cannot be verified under paragraphs (1)-(4) above.

(6) Notify prospective Customers, consistent with 31 CFR §103.131(b)(5), about the Fund’s CIP; if Transfer Agent provides services by which prospective Customers may subscribe for shares in the Fund via the Internet, by telephone, or by application that is mailed to Transfer Agent, Transfer Agent shall work with the Fund to notify prospective Customers about the Fund’s CIP.

(7) Not later than 15 days after Transfer Agent reasonably determines that Customer transactions or activity are suspicious, report such information to the Fund's AML Officer prior to filing the SAR.

(8) Timely file SARs with the U.S. Treasury Department, maintain the required records in compliance with 31 CFR 103.15 and, as permitted, Transfer Agent shall submit a copy of the filed SAR to the Fund's AML Officer within 30 days of its filing.

(9) Certify to the Fund no less frequently than annually, in a form that is mutually acceptable to the Fund and Transfer Agent, that Transfer Agent has implemented the Fund’s AML program, and that Transfer Agent will perform the specific AML obligations of the Fund set forth in this Agreement, consistent with the Act and the implementing regulations thereunder which are applicable to the Fund.

(10) Set forth on a separate fee schedule compensation amounts due for CIP and other AML services pursuant to this Agreement.

(11) The Fund agrees that Transfer Agent is not required to implement CIP procedures for the Fund except in compliance with the requirements of 31 CFR §103.131 and the terms of this Agreement.

(12) Notwithstanding any provision of this Agreement to the contrary, Transfer Agent need not perform any of the steps in paragraphs (1)-(10) above (or any CIP measures) with respect to any Customer who becomes a Customer of a Fund (“Fund A”) via exchange from another fund (“Fund B”) in accordance with the Customer’s privilege to exchange shares of Fund B for Fund A, provided that the other Fund B is within the same family of funds as may be provided to Transfer Agent from time to time.

(13) Transfer Agent agrees to maintain any AML information and records obtained or created as agent of the Fund in compliance with the confidentiality requirements of the Act and to limit access to and disclosure of such information and records consistent with the requirements of applicable law.

(h) Correspondent Accounts. Transfer Agent shall establish procedures reasonably designed to prevent the opening of new correspondent accounts for foreign financial institutions, as defined in Section 312 of the Act and 31 CFR § 103.175, in the Fund or at LMIS without first receiving the written (including fax or email) approval of the Fund’s AML Officer or LMIS’ chief compliance officer, as appropriate.

(1) Transfer Agent shall periodically monitor new accounts and notify the Fund’s AML Officer if any account has been opened for a foreign financial institution and shall obtain further instruction for the Fund’s AML Officer as to such accounts.

(2) If the Fund’s AML Officer directs Transfer Agent to open an account for a foreign financial institution, Transfer Agent shall conduct additional due diligence for the account in compliance with the requirements of 31 CFR § 103.176. Transfer Agent shall determine a risk-ranking for the account pursuant to the procedures set forth below.

(3) Transfer Agent shall conduct additional due diligence for the accounts described in (2) (above) in accordance with the following:

(i) Transfer Agent shall attempt to obtain additional information about the accountholder by sending the accountholder a “foreign financial institution questionnaire,” in a form mutually agreed upon by the Fund and Transfer Agent, and shall notify the Fund’s AML Officer of each such effort.

(ii) Transfer Agent shall perform an assessment of the money laundering risk presented by the account based on consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in the financial institution questionnaire. After assessing the money laundering risk and determining a risk-ranking for the account, Transfer Agent shall notify the Fund’s AML Officer of any such account with a risk-ranking of “medium” or above and obtain further instruction from the Fund. If due diligence cannot be completed with respect to such account, Transfer Agent will contact the Fund’s AML Officer for further instruction.

(iii) With respect to an account that is maintained following initial due diligence review, Transfer Agent shall conduct a periodic review of the account activity (in addition to regular monitoring of the account for suspicious activities) in order to determine the consistency of account activity with the information obtained in the financial institution questionnaire as to the type, purpose, and anticipated activity of the account.

(iv) Transfer Agent shall notify the Fund’s AML Officer promptly in any case where (a) an accountholder fails to complete the foreign financial institution questionnaire after forty-five (45) days from the initial mailing or after thirty (30) days from a follow-up mailing (b) Transfer Agent detects suspicious activity as a result of the foregoing procedures, or (c) the periodic review of account activity discloses activity inconsistent with the type, purpose, or anticipated activity of the account. In each such case Transfer Agent, in consultation with the AML Officer, shall determine whether a SAR should be filed as required by AML regulations applicable to mutual funds, promptly notify and consult with the Fund’s AML Officer, and prepare and file the SAR.

(v) Transfer Agent shall provide the Funds with a copy of each SAR filed within a reasonable time after filing and shall notify the Fund’s AML Officer promptly if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding the SAR.

(vi) For the purposes of this Section 9, notification or correspondence with the Fund’s AML Officer shall be deemed notification to LMIS and LMIS’s chief AML compliance officer.

10. Market-Timing/Late Trading.

(a) Transfer Agent shall provide each Fund and its officers with assistance in monitoring, coordinating and reporting late trading of shares.

(b) In order to assist a Fund with compliance with the Fund’s policies and procedures related to market timing activity or late trading, Transfer Agent shall, in accordance with the procedures established from time to time by the Fund and Transfer Agent, provide the following services:

(i) Produce and review on a daily basis, short term trader reports generated from the Transfer Agent’s system;

(ii) Based on the criteria provided by a Fund, report to the Fund on a daily basis any findings of potential market timing activity appearing on the short term trader report; and

(iii) Upon Written Instruction from a Fund, take such action as the Fund so instructs against any shareholder and/or broker determined by the Fund to have been engaging in market timing activity or late trading.

(iv) Provide assistance, as requested by the Fund, in making inquiries of intermediaries pursuant to 1940 Act Rule 22c-2 and evaluating the results of these inquiries, as provided in Section 12(g) of this Schedule B.

(v) Date and time stamp orders for purchase, transfer, or redemption of Shares received by Transfer Agent.

(c) Transfer Agent shall not treat trades as late if an Authorized Trading Person has provided Transfer Agent with Written Instructions that the dealer or other intermediary can, consistent with the Fund’s Prospectus, provide trades in good order after the close of trading provided in a Fund’s Prospectus.

11. “As Of” Transactions. Transfer Agent shall process, handle and account for all “as of” transactions in compliance with mutually agreed upon procedures, which may be amended from time to time. For purposes of this Section 11, “as of” transactions are the adjustments made on the Fund’s accounting records to correct certain actions, such as (i) the failure by Transfer Agent to timely process orders, enter an order as requested, or enter an order in error and/or (ii) the failure by financial intermediaries or institutional investors to transmit an order properly, or the cancellation of orders by such financial intermediaries or institutional investors.

12. Additional Services.

(a) Services provided on an ongoing basis, if applicable:

(i) Calculate 12b-1 payments to financial intermediaries, including brokers, and financial intermediary trail commissions;

(ii) Develop, monitor and maintain, in consultation with the Fund, all systems necessary to implement and operate the multi-class distribution system, including Class B conversion feature or similar conversion feature for other Classes, as described in the registration statement and related documents of the Fund, as they may be amended from time to time;

(iii) Calculate contingent deferred sales charge amounts and redemption fees upon redemption of Fund shares and deduct such amounts from redemption proceeds;

(iv) Calculate front-end sales load amounts at time of purchase of shares;

(v) Determine dates of Class B or similar conversion and effect the same;

(vi) Establish and maintain proper Shareholder registrations;

(vii) Review new applications and correspond with Shareholders to complete or correct information;

(viii) Issue dividend checks in accordance with agreed-upon procedures;

(ix) Direct payment processing of checks or wires in accordance with agreed-upon procedures;

(x) Provide toll-free lines for direct Shareholder use, plus customer liaison staff for on-line inquiry response;

(xi) Send duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with Transfer Agent;

(xii) Provide periodic Shareholder lists, outstanding Share and Class calculations and related statistics to the Fund;

(xiii) Provide detailed data for underwriter/broker confirmations;

(xiv) Prepare and mail required calendar and taxable year-end tax and statement information (including forms 1099-DIV and 1099-B and accompanying statements) to Shareholder accounts disclosed on its books and records;

(xv) Notify on a daily basis the investment adviser, accounting agent, and Custodian of fund activity;

(xvi) Withhold taxes for U.S. resident and non-resident aliens, where applicable;

(xvii) Maintain and process letters of accumulation and automatic investment plans;

(xviii) Serve as custodian and/or trustee to retirement plans, individual retirement accounts and similar accounts;

(xix) Receive information from third-party administrators to record either plan level or individual participant level information, as required, and

(xx) Perform other services with respect to participating broker-dealers or Shareholders as may be agreed upon from time to time.

(b) Services provided by Transfer Agent under Oral Instructions or Written Instructions:

(i) Accept and post daily Fund and Class purchases and redemptions; and

(ii) Accept, post and perform Shareholder transfers and exchanges.

(c) Shareholder Account Services.

(i) Transfer Agent will arrange, in accordance with the appropriate Fund’s or Portfolio’s Prospectus, for issuance of Shares obtained through:

•	The transfer of funds from Shareholders’ accounts at financial institutions, provided Transfer Agent received advance Oral or Written Instruction of such transfer;

•	Any pre-authorized check plan;

•	Direct purchases through broker wire orders, checks and applications in accordance with agreed-upon procedures; and

•	As provided in a Fund’s Prospectus, purchases made through the contributing of eligible portfolio securities.

(ii) Transfer Agent will arrange, in accordance with the appropriate Fund’s or Portfolio’s Prospectus, for a Shareholder’s:

•	Exchange of Shares for shares of another fund with which the Fund has exchange privileges, including any determination whether an exchange is subject to a sales charge;

•	Automatic redemption from an account where that Shareholder participates in a systematic withdrawal plan; and/or

•	Redemption of Shares from an account with a checkwriting privilege in accordance with agreed-upon procedures.

(d) Communications to Shareholders. As requested by Fund by Written Instruction, Transfer Agent shall mail any or all communications to a Fund’s Shareholders disclosed on its books and records, which may include the following:

(i) Reports to Shareholders (including annual and semi-annual reports);

(ii) Confirmations of purchases and sales of Fund shares;

(iii) Monthly or quarterly statements;

(iv) Dividend and distribution notices;

(v) Proxy material;

(vi) Tax forms (including substitute forms), accompanying information containing the information required by paragraph 7(d), and notices under Section 19 of 1940 Act;

(vii) New account information;

(viii) Change of allocation;

(ix) Prospectus fulfillment;

(x) Shareholder/information letters; and

(xi) Retirement and IRA information (including tax information).

(e) Records. Transfer Agent shall maintain those records required by the securities laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Transfer Agent hereunder with respect to Shareholder accounts or by transfer agents generally, including records of the accounts for each Shareholder showing the following information:

(i) Name, address and United States Taxpayer Identification or Social Security number;

(ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii) Historical information regarding the account of each Shareholder, including dividends and distributions paid, their character (e.g., ordinary income, net capital gain, exempt-interest, foreign tax-credit and dividends received deduction eligible) for federal income tax purposes and the date and price for all transactions on a Shareholder’s account;

(iv) Any stop or restraining order placed against a Shareholder’s account;

(v) Any correspondence relating to the current maintenance of a Shareholder’s account;

(vi) Information with respect to withholdings; and

(vii) Any information required in order for the transfer agent to perform any calculations contemplated or required by this Agreement.

(f) Shareholder Inspection of Stock Records. Upon a request from any Shareholder to inspect stock records, Transfer Agent will notify a Fund, and the Fund will issue instructions granting or denying each such request. Unless Transfer Agent has acted contrary to a Fund’s instructions, the Fund agrees and does hereby release Transfer Agent from any liability for refusal of permission for a particular Shareholder to inspect the Fund’s Shareholder records.

(g) Rule 22c-2 Compliance. Transfer Agent and the Funds will establish mutually agreed upon procedures and services to assist the Funds with its Rule 22c-2 compliance under the 1940 Act and with any other laws and regulations applicable to transfer agent responsibilities for omnibus accounts.

(h) Rule 38a-1 Compliance. Upon request of the Funds, Transfer Agent agrees to provide to the Funds a mutually agreed-upon form of certification with respect to the compliance provisions under Rule 38a-1 of the 1940 Act.

(i) Sarbanes-Oxley Compliance. Upon request of the Funds, Transfer Agent agrees to provide to the Funds, Transfer Agent’s standard form Sarbanes-Oxley certification with respect to Transfer Agent’s performance of the services under this Agreement and its internal controls related thereto.

(j) Upon request of the Funds, Transfer Agent agrees to provide assistance with compliance of state laws, including:

(i)	Reporting of transactions or holdings under “deadbeat parent” statutes;

(ii)	Reporting of transactions or holdings under state tax laws; and

(iii)	Withholding of state taxes on distributions from tax-exempt accounts.

13. Retirement Plans.

(a) In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRAs and ROTH individual retirement accounts (“IRA Plans”), 403(b) Plans and money purchase and profit sharing plans (“Qualified Plans”) and other qualified and non-qualified retirement plans (collectively, the “Retirement Plans”) under the Internal Revenue Code of 1986, as amended (the “Code”), designated by a Fund for which contributions of or for the benefit of a Retirement Plan’s Participants (the “Participants/Beneficiaries”) are invested solely in Shares of the Fund, Transfer Agent shall provide the following administrative services:

(i) Establish a record of types and reasons for distributions (i.e., attainment of eligible withdrawal age, disability, death, return of excess contributions, etc.);

(ii) Record method of distribution requested and/or made;

(iii) Receive and process designation of beneficiary forms requests;

(iv) Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(v) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

(vi) Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(b) Transfer Agent shall arrange for a custodian for the Retirement Plans designated by a Fund.

(c) With respect to the Retirement Plans, Transfer Agent shall provide each Fund with the associated Retirement Plan documents for use by the Fund and Transfer Agent shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

14. Miscellaneous.

In addition to and neither in lieu nor in contravention of the services set forth above, Transfer Agent shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements set forth as at the date of this Agreement; (ii) require proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of Shareholder accounts, transfers and redemptions and other Shareholder account transactions, all in conformance with Transfer Agent's present procedures with such changes or deviations therefrom as may be from time to time required or approved by a Fund, or the Fund’s counsel or Transfer Agent’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable Fund Prospectus; (iii) provide to the person designated by a Fund daily Blue Sky reports generated by Transfer Agent; (iv) provide to each Fund escheatment reports as reasonably requested by a Fund with respect to the status of the Fund’s accounts and outstanding checks; and (v) maintain a current, duplicate set of a Fund’s essential records at a secure separate location in a form available and usable forthwith in the event of any breakdown or disaster disruption of Transfer Agent’s main operation.

Addendum A

Authorized Trading Persons

The following individuals have been designated by the Fund as those who are authorized to instruct Transfer Agent pursuant to Section 10(c) of Schedule B to accept Fund transactions after the close of trading as provided in the Prospectus in good order and consistent with the Fund’s procedures for such trades. The Transfer Agent shall be entitled to rely on the following individuals’ instructions until notified in writing by the Fund that such persons are no longer Authorized Trading Persons for purposes of this Agreement.

Name	Title
Stuart Bowers	Managing Director, Legg Mason & Co.
George Betzios	Director, Legg Mason & Co.
Scott Randall	Director, Legg Mason & Co.
Deborah Fox	Assistant Vice President, Legg Mason & Co.
Gertrude Purus	Director, Legg Mason & Co.
Richard Nadal	Vice President, Legg Mason & Co.